EXHIBIT 5.1

                                  July 2, 1998

LandCARE USA, Inc.
5850 San Felipe, Suite 500
Houston, Texas 77057

Gentlemen:

     We have acted as counsel to LandCARE, Inc., a Delaware corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-1 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering and sale by the Company of up to 5,000,000 shares of its common stock, par value $.01 per share (the "Common Stock").

     We have examined originals or copies of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Bylaws of the Company, as amended; (iii) certain resolutions of the Board of Directors of the Company; and
(iv) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to all matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.

     We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as copies, and the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies.

     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          2. The Common Stock is duly authorized, and when issued and delivered by the Company against payment therefor as described in the Registration Statement pursuant to Board authorization of the transactions contemplated by the Registration Statement, such shares will be duly and validly issued, fully paid and nonassessable.

     The foregoing opinion is based on and is limited to the laws of the General Corporation Law of the State of Delaware, and we render no opinion with respect to any other law.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration and to the reference to this firm as having passed on the validity of the issuance of the Common Stock under the caption "Legal Matters" in the prospectus contained in the Registration Statement. By giving such consent, we do not admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regualtions issued thereunder.

                                          Very truly yours,
                                          /s/  Bracewell & Patterson, L.L.P.